EXHIBIT 99.1

Applied DNA Raises $1.5 Million In Secured Convertible Notes

Existing Notes Amended as Part of Plan to Strengthen Balance Sheet and Regain Nasdaq Listing
Standards Compliance

STONY BROOK, N.Y., - July 17, 2019 – Applied DNA Sciences, Inc. (NASDAQ: APDN) (“Applied DNA” or the “Company”), a leader in PCR-based (Polymerase Chain Reaction) DNA manufacturing for product authenticity and traceability solutions, today announced that it closed on $1.5 million in gross proceeds in secured convertible notes (the “July 2019 Notes”) by way of non-brokered private placement with an accredited investor, Dillon Hill Capital, LLC. Under the terms of the July 2019 Notes, Dillon Hill retains the option to make additional investments in the Notes over the next 90 calendar days. The Company expects to use the net proceeds for general corporate purposes.

Simultaneously and as part of the Company’s plan to regain NASDAQ listing standards compliance, Applied DNA announced it has amended the terms of its secured convertible notes issued on August 31, 2018 and November 29, 2018 (“the Existing Notes”) to, among other amendments, reduce the conversion price of the Existing Notes to $0.54 to facilitate their conversion into equity.

“We appreciate the investment and support of our new and existing Notes holders,” stated Dr. James Hayward. “We remain focused on growth for the balance of fiscal 2019.”

The aggregate outstanding principal amount of the July 2019 Notes and Existing Notes is $3.8 million with a maturity date of November 28, 2021 for all notes. For more information on the July 2019 Notes and the amendments to the Existing Notes, please see the Company’s filing with the Securities and Exchange Commission.

About Applied DNA Sciences

Applied DNA is a provider of molecular technologies that enable supply chain security, anti-counterfeiting and anti-theft technology, product genotyping and pre-clinical nucleic acid-based therapeutic drug candidates.

Applied DNA makes life real and safe by providing innovative, molecular-based technology solutions and services that can help protect products, brands, entire supply chains, and intellectual property of companies, governments and consumers from theft, counterfeiting, fraud and diversion.

Visit adnas.com for more information. Follow us on Twitter and LinkedIn. Join our mailing list.

Common stock listed on NASDAQ under the symbol APDN, and warrants are listed under the symbol APDNW.

Forward Looking Statements

The statements made by Applied DNA in this press release may be “forward-looking” in nature within the meaning of the Private Securities Litigation Act of 1995. Forward-looking statements describe Applied DNA’s future plans, projections, strategies and expectations, and are based on assumptions and involve a number of risks and uncertainties, many of which are beyond the control of Applied DNA. Actual results could differ materially from those projected due to its ability to repay the Notes if not converted, history of net losses, limited financial resources, limited market acceptance, ability to maintain its NASDAQ listing and various other factors detailed from time to time in Applied DNA’s SEC reports and filings, including our Annual Report on Form 10-K filed on December 18, 2018 and our subsequent quarterly reports on Form 10-Q filed on February 7, 2019 and May 9, 2019, and other reports we file with the SEC, which are available at www.sec.gov. Applied DNA undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date hereof to reflect the occurrence of unanticipated events, unless otherwise required by law.

For Applied DNA:

investor contact: Sanjay M. Hurry, LHA Investor Relations, 212-838-3777, shurry@lhai.com web: www.adnas.com

twitter: @APDN

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